UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2008

FORCE PROTECTION, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-22273	84-1383888
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9801 Highway 78, Building No. 1, Ladson, SC	29456
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (843) 574-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On March 10, 2008, a Separation Agreement (the “Separation Agreement”) between Force Protection, Inc. (the “Company”) and Michael Durski became effective.     On February 29, 2008, Michael Durski, Chief Financial Officer of the Company, departed from the Company effective February 29, 2008.

                The Separation Agreement provides for severance payments in an amount equal to Mr. Duski’s current annual basis salary for a period of one year on a bi-weekly basis and any accrued and unpaid vacation pay payable within the next regular payroll, with such payments reduced by the applicable tax withholding.  If Mr. Durski elects to receive continuation of coverage under the Company’s medical, dental and vision insurance plans, the Company will pay the employer portion of the insurance premiums.  Mr. Durski shall be indemnified as an executive officer of the Company to the extent provided in the Company’s by-laws as in effect on the day of his departure.  For a period of twelve months after the date of his departure, Mr. Durski agreed not to compete with the Company and not solicit any clients or employees of the Company.  Mr. Durski also agreed not to disclose any confidential information of the Company gained during the course of his employment, except as required by law or with the prior written consent of the Company.  Mr. Durski agreed to release, waive and discharge any claims he may have against the Company and it subsidiaries, including but not limited to any claims arising out of his employment.

                A copy of the Severance Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description

10.1	Severance Agreement dated as of February 29, 2008 by and between Force Protection, Inc. and Michael Durski

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Protection, Inc.
(Registrant)

Date: March 12, 2008

/s/ Michael Moody
(Signature)
Name: Michael Moody
Title: President and Chief Executive Officer

EXHIBIT LIST

Exhibit	Description

10.1	Severance Agreement dated as of February 29, 2008 by and between Force Protection, Inc. and Michael Durski